Exhibit 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 333-00000) and related Prospectus of Freeport-McMoRan Copper & Gold Inc. for the registration of 1,100,000 shares of 5 ½% Convertible Perpetual Preferred Stock and to the incorporation by reference therein of our reports dated January 28, 2004, with respect to the consolidated financial statements of Freeport-McMoRan Copper & Gold Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2003 and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New Orleans, Louisiana

April 8, 2004